Exhibit 10.6

THIRD AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

This Third Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 23rd day of February, 2015, by and among TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions (“IBEX”, together with any Person joined to the Loan Agreement as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.            On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.            Borrowers have informed Agent that Borrowers wish to (1) incur unsecured Indebtedness in an amount not to exceed $7,300,000 during Borrowers’ 2015 fiscal year to finance Capital Expenditures not to exceed $10,000,000 during such fiscal year (the “Capital Expenditures Indebtedness”), and (2) convert $9,000,000 of the $11,500,000 account payable from IBEX to Holdings referenced in clause (1) of the definition of “Permitted Holdings Distribution” into Equity Interests of IBEX to be issued to Holdings (the “Equity Conversion”).

C.            Borrowers have requested that Agent and Lenders (i) consent to the incurrence of the Capital Expenditures Indebtedness, (ii) consent to the Equity Conversion, and (iii) modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1               Consent

(a)          Notwithstanding anything to the contrary in the Loan Agreement, Agent and Lenders hereby consent to (1) the incurrence of the Capital Expenditures Indebtedness, and (2) the Equity Conversion. This consent shall be effective only as to the Capital Expenditures Indebtedness and the Equity Conversion. This consent shall not be deemed a consent to the breach by Borrowers of other covenants or agreements contained in the Loan Agreement or Other Documents with respect to any other transaction or matter. Borrowers agree that the consent set forth in the preceding sentences shall be limited to the precise meaning of the words as written therein and shall not be deemed (i) to be a consent to, or any waiver or modification of, any other term or condition of the Loan Agreement or any Other Document, or (ii) to prejudice any right or remedy that Agent or Lenders may now have or may in the future have under or in connection with the Loan Agreement or any Other Document other than with respect to the matters for which the consent in the preceding paragraphs has been provided.

(b)           Other than as described in this Amendment, the consent described in the preceding paragraph shall not alter, affect, release or prejudice in any way any of the Obligations under the Loan Agreement. This consent shall not be construed as establishing a course of conduct on the part of Agent or Lenders upon which the Borrowers may rely at any time in the future. Borrowers expressly waive any right to assert any claim to such effect at any time.

Section 2               Amendments to Loan Agreement

(a)           LIBOR Rate.       On the Effective Date, the definition of “LIBOR Rate” in Section 1.2 of the Loan Agreement shall be amended and restated to read as follows:

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b)           LIBOR Rate Loans. On the Effective Date, Section 3.7(c) of the Loan Agreement shall be amended and restated to read as follows:

(c)    (1) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein, or (2) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan;

(c)           Capital Expenditures.      On the Effective Date, Section 7.6 of the Loan Agreement shall be amended and restated to read as follows:

7.6.      Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures (i) for the fiscal year beginning July 1, 2014 and ending June 30, 2015 in an aggregate amount for all Borrowers in excess of $10,000,000 (including the aggregate amount of Capital Expenditures Indebtedness), or (ii) in any fiscal year thereafter in an aggregate amount for all Borrowers in excess of $5,000,000.

Section 3               Acknowledgment Regarding Permitted Holdings Distributions.

Borrowers acknowledge and agree that, as of the date first written above, Borrowers have repaid $2,500,000 of the $11,500,000 referenced in clause (1) of the definition of “Permitted Holdings Distributions” and therefore the remaining maximum amount that may be distributed by Borrowers to Holdings pursuant to such clause (1) is $ 9,000,000. In the event that Borrowers effect such distribution in the form of a dividend, any such dividend shall be subject to the limitations set forth in the definition of “Permitted Holdings Distributions” and, pursuant to the definition of “Fixed Charge Coverage Ratio”, shall not be included within the computation of the Fixed Charge Coverage Ratio.

Section 4               Representations, Warranties and Covenants of Borrowers

Each Borrower hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)           such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)           from and after the Effective Date, such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)           no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)           such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment on its behalf was similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)           this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 5               Conditions Precedent/Effectiveness Conditions

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)           Agent shall have received this Amendment fully executed by the Borrowers;

(b)           Agent shall have received an incumbency certificate evidencing the authority of Mohammed Khaishgi to execute this Amendment as Interim Chief Executive Officer of IBEX; and

(c)           No Default or Event of Default shall have occurred and be continuing under the Loan Agreement.

Section 6               Further Assurances

Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

Section 7               Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 8               Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 9               Confirmation of Indebtedness

Borrowers confirm and acknowledge that as of the close of business on February 20, 2015, Borrowers were indebted to Lenders for the (a) Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $18,515,384.02 due on account of Revolving Advances and $226,020.00 on account of undrawn Letters of Credit, plus in each case all fees, costs and expenses incurred to date in connection with the Loan Agreement.

Section 10             Miscellaneous

(a)           Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)           Governing Law. The terms and conditions of this Amendment shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York without regard to any conflicts of laws principles.

(e)           Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions

By:	/s/ Mohammed Khaishgi
Name: Mohammed Khaishgi
Title: Interim Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION
as Lender and as Agent

By:	/s/ Jacqueline MacKenzie
Jacqueline MacKenzie, Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions

By:	/s/ Mohammed Khaishgi
Name: Mohammed Khaishgi
Title: Interim Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION
as Lender and as Agent

By:	/s/ Jacqueline MacKenzie
Jacqueline MacKenzie, Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT]